Exhibit 99.1
April 30, 2007
Leon Dreimann
1285 Loch Lane
Lake Forest, Illinois 60045
SEPARATION AGREEMENT AND GENERAL RELEASE
Dear Leon:
     This confirms the following understanding and agreements between Salton, Inc. including its successors and affiliates (collectively, the “Company”) and Leon Dreimann (hereinafter referred to as “you” or “your”).
     1. Resignation; Termination of Employment Agreement; Appointment as an Advisor.
          (a) Effective as of the close of business on the date hereof (the “Resignation Date”), you hereby voluntarily resign from all offices and titles you hold with the Company and its affiliates (including, without limitation, Chief Executive Officer) and you agree to resign as a member of Board of Directors of the Company and its affiliates on the last day of the Affiliation Period. For purposes of this Agreement, “affiliates” shall have the meaning set forth in Rule 12b 2 promulgated under the Securities Exchange Act of 1934, as amended.
          (b) You and the Company acknowledge and agree that the Employment Agreement dated as of January 1, 2003 by and between the Company and you (the “Employment Agreement”) is hereby terminated and shall be no further force and effect.
          (c) For a period ending on the earlier of (i) six months from the date hereof and (ii) the date on which the transactions contemplated by the Agreement and Plan of Merger by and among the Company, SFP Merger Sub, Inc. and APN Holding Company, Inc., dated as of February 7, 2007, as amended (the “Merger Agreement”) (such period, the “Affiliation Period”) are consummated, the Company shall retain you in a non employee position as an Advisor. During the Affiliation Period, you shall (i) at the request of the Board of Directors, consult with the Board of Directors of the Company from time to time with respect to the Company’s products (including new or innovative product launches), customers and suppliers, (ii) at the request of the Board of Directors of the Company, use your reasonable efforts to be available by telephone or at the Company’s headquarters for meetings relating to financing of the transactions contemplated by the Merger Agreement, (iii) assist and advise on the relationship with George Foreman and the marketing of such related products and (iv) provide such other consulting and advisory services as may be mutually agreed to by the Company and you. Except as set forth in the immediately preceding sentence, you will not be expected to be present at the Company or to report to any place designated by the Company, provided, however, that you may be required to travel (including, but not limited to Asia) in the same manner as currently done (first class travel and accommodations) and attend meetings upon request by the Board of Directors . You will be expected to devote at least ten days per month during the Affiliation Period in your role as Advisor, and you will not have any power or authority to enter into or execute agreements or other documents that are binding upon the Company or have the authority to direct the operations of the Company. During the Affiliation Period, the Company shall provide you with a computer, cell phone and blackberry device or reimburse you for such cost in accordance with the practices, policies and procedures of the Company and shall continue to pay your automobile lease. The Company shall pay you during the Affiliation Period at an annualized rate of $450,000 per year. If you devote more than 10 days per month during the Affiliation Period in your role as an Advisor upon written request by the Board of Directors for you to devote additional time in such role, then the Company shall pay you an additional amount of $12,500 for such month (at an annualized rate of $150,000 per year). (For the avoidance of doubt, if you are requested in writing by the Board of Directors to devote more than 10 days in a given month, then you will receive an additional $12,500 for such month but shall not receive an additional $12,500 for any other month unless your services in excess of 10 days per month are requested in writing by the Board of Directors for any such subsequent month).
     2. Payments and Benefits.
          (a) The Company shall pay you a cash payment of (i) $450,000 on the Effective Date (as defined in Section 7 herein ) and (ii) $750,000 plus interest at the Interest Rate, on the first day following the six month anniversary of the Effective Date, and such payments shall be in lieu of any other severance or termination pay.
          (b) You will be paid in accordance with the Company’s practices: (i) your unpaid salary through the Resignation Date; (ii) payment for all accrued and unused vacation days through the Resignation Date; and (iii) reimbursement of all reasonable business expenses incurred by you in the course of and pursuant to the business of the Company or any affiliates of the Company prior to the Resignation Date that have not previously been reimbursed.
          (c) Each of your outstanding stock options shall remain exercisable for a period of two years after the date of this Agreement.
          (d) During the three year period following the Resignation Date, the Company shall continue to provide (or shall cause to continue provision) to you and your family welfare benefits (or, if not reasonably available, the economic equivalent of the benefits) under the welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) (collectively, the “Welfare Plans”) to the same extent as if you had remained employed during such three year period. Such provision of welfare benefits shall be subject to the following:
(i)	The cost of such welfare benefits to you and your family under this Section 2(e) shall not exceed the cost of such benefits to peer executives who are actively employed after the Resignation Date.

(ii)	Your rights under this Section 2(e) shall be in addition to and not in lieu of any conversion rights you may have pursuant to applicable law.
          (e) You will be entitled to receive distributions of your account balance under the Company’s 401(k) plan in accordance with the terms of such plan.
          (f) You acknowledge and agree that, other than the compensation and benefits set forth in Section 1 and this Section 2, you are not entitled to any other compensation and benefits on account of your prior employment or service with the Company or termination of employment or service with the Company (including, without limitation, pursuant to the Employment Agreement).
     3. Restrictive Covenants.
          (a) You covenant and agree that at no time during the eighteen (18) month period immediately following the Resignation Date will you (i) directly or indirectly employ or seek to employ any person or entity employed at that time by the Company or otherwise encourage or entice any such person or entity to leave such employment; (ii) become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined below); (iii) acquire an ownership interest in a Competitor (excluding an investment which represents 3% or less of the aggregate market value of the outstanding capital stock of a publicly traded Competitor); or (iv) solicit any customers or vendors of the Company on behalf of or for the benefit of a Competitor. You further covenant and agree that at no time following the Resignation Date will you communicate, furnish, divulge or disclose in any manner to any person or entity confidential business information or trade secrets of the Company, without the prior express written consent of the Company. For purposes of this Section 3, “Competitor” means any entity which engages in the design or distribution to department stores, mass-merchandisers or catalogue vendors of household products which directly compete with those (W) presently sold by the Company or APN Holding Company, Inc., (“APN”) and its subsidiaries or (X) which the Company or APN and its subsidiaries has made definitive plans or taken concrete steps to sell or launch at any time during such 18 month period. Notwithstanding the above, you shall not be prohibited from working (Y) in the personal care business solely in the United States and Canada and (Z) in the cookware and exercise business in the United States, Canada, or any international location, in each case, provided that you comply with the restrictions contained in this Section 3.
          (b) All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by you during the course of performing work for the Company or its customers (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by you for hire for the Company within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, you expressly assign to the Company all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on your part. Upon the request of the Company, you shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. In the event that the Company is unable, after reasonable effort, to secure your signature on any letters patent, copyright or other analogous protection relating to Work Product, whether because of your physical or mental incapacity or for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by you.
          (c) All books, records, and accounts relating in any manner to the customers of the Company, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and shall be returned to the Company after the Resignation Date or on the Company’s request at any time.
          (d) You acknowledge and confirm that (a) the restrictive covenants contained in this Section 3 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Section 3 (including without limitation the length of the term of the provisions of this Section 3) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. You further acknowledge and confirm that your full, uninhibited and faithful observance of each of the covenants contained in this Section 3 will not cause you any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair your ability to obtain employment commensurate with your abilities and on terms fully acceptable to you or otherwise to obtain income required for the comfortable support of you and your family and the satisfaction of the needs of your creditors, partially based on the payments set forth in Section 2(a) above. You acknowledge and confirm that your special knowledge of the business of the Company is such as would cause the Company serious injury or loss if you were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 3. You further acknowledge that the restrictions contained in this Section 3 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company.
          (e) In the event that a court of competent jurisdiction shall determine that any provision of this Section 3 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 3 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
          (f) If you shall be in violation of any provision of this Section 3, then each time limitation set forth in this Section 3 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 3 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by you.

          (g) You acknowledge that the Company relies on the provisions of this Section 3 and that monetary damages will not be an adequate remedy to a breach of this Section 3, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, you agree that, in addition to other rights that the Company may have, the Company is entitled to an injunction preventing the Executive from doing any act that would be in breach of this Section 3.
     4. Indemnification and Insurance; Cooperation; Interest on Late Payments.
          (a) Indemnification and Insurance. You have and shall continue to have rights to indemnification under the articles, by-laws, policies or other agreements with the Company and any of its affiliates, and you have and shall continue to have rights under any directors’ and officers’ liability insurance policy maintained by the Company or any of its affiliates, in each case in accordance with the terms of such policies, if any, as amended from time to time.
          (b) Cooperation. You agree to cooperate with the Company for six (6) years after the Resignation Date, by being reasonably available to testify on behalf of the Company or any affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Board of Directors of the Company or its representatives or counsel, or representatives or counsel to the Company or any affiliate, as reasonably requested; provided, that such obligation to cooperate does not unreasonably interfere with your business or personal affairs. The Company shall reimburse you for all expenses incurred by you in connection with your provision of testimony or assistance or other cooperation contemplated by this Section 4(b) and, additionally, you shall be paid an hourly fee at a rate of $300 per hour for your services under this Section 4(b), provided such services are requested in writing by the Company. Notwithstanding anything in this Agreement to the contrary, you shall not be entitled to the $300 per hour fee for services performed hereunder through the second anniversary of the closing of the transactions contemplated by the Merger Agreement.
          (c) Interest on Late Payments. If the Company does not pay any cash amount due to you under this Agreement within thirty (30) business days after such amount first becomes due and owing, interest shall accrue on such overdue amount from the date it becomes due and owing until the date of payment at a (i) rate of interest charged from time to time by the Company’s principal revolving credit lender, or (ii) in the absence of such a lender, at an annual rate equal to the “Prime Rate” published in The Wall Street Journal applicable from time to time during the period of such nonpayment (the rates in clauses (i) and (ii) are referred to as the “Interest Rate”); but in no event more than the highest legally permissible interest rate permitted for this Agreement by applicable law.
     5. Mutual Release.
          (a) As used in this Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts,

accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
          (b) For and in consideration of the payments described in Section 2 above and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the Resignation Date, do fully and forever release, remise and discharge the Company, its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims which you had, may have had, or now have against the Company, the Group, collectively or any member of the Group individually, for or by reason of any matter, cause or thing whatsoever including any claim arising out of or attributable to your employment or the termination of your employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the New York Human Rights Law, the New York City Administrative Code, all as amended and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. Notwithstanding the foregoing, this Section 5(b) shall not apply to any claims that arise under or are in connection with (i) this Agreement, (ii) employee benefit plans of general applicability in which you participate as of the date prior to your Resignation Date, (iii) your statutory rights to COBRA, (iv) your rights to directors’ and officers’ liability insurance coverage, and (v) your rights to indemnification by the Company under the certificate of incorporation, by-laws, policies or other agreements or applicable law.
          (c) For and in consideration of this Agreement and other good and valuable consideration, the Company, its direct and indirect subsidiaries, together with their respective officers, directors and employees (collectively, the “Group”) does fully and forever release, remise and discharge from any and all claims which the Group had, may have had, or now has against you, and/or your heirs, administrators, executors, and/or assigns, effective as of the Resignation Date, for or by reason of any matter, claim, cause or thing whatsoever arising out of or attributable to your employment or the termination of your employment with the Company, including but not limited to claims of breach of contract, defamation, libel or slander, or any other claims under any federal, state or local law provided, however, the Group does not release you from any (i) claims which arise under or are preserved by this Agreement, (ii) claims that are based on any criminal act by you and (iii) claims that are based on your willful misconduct, unless the material facts were known and presented in writing to the Company’s Board of Directors (excluding you) prior to the Resignation Date.
          (d) You specifically release all claims against the Group and each member thereof under the ADEA relating to your employment and its termination.

          (e) You represent that you have not filed or permitted to be filed against the Group, any member of the Group individually or the Group collectively, any complaint, charge, claim, suit, action or proceeding before any local, state or federal agency, court or other body (each individually a “Proceeding”). You further represent that you are not aware of any basis on which such a Proceeding could reasonably be instituted. You covenant and agree that you will not initiate or cause to be initiated on your behalf any Proceeding at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this Agreement, to obtain benefits described in or granted under this Agreement, to seek a determination of the validity of the waiver of your rights under the ADEA or as required by law. Except as otherwise provided in the preceding sentence, you will not voluntarily participate in any judicial proceeding of any nature or description against the Group, any member of the Group individually or the Group collectively that in any way involves the allegations and facts that you could have raised against the Group, any member of the Group individually or the Group collectively as of the date hereof. You waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, you understand that, by executing this Agreement, you will be limiting your right to pursue certain claims and the availability of certain remedies you may have against the Group, any member of the Group individually or the Group collectively. Notwithstanding the above, nothing in this Section 5 shall prevent you from initiating or participating in an investigation or proceeding conducted by the EEOC.
     6. Full Settlement and Release. You are specifically agreeing to the terms of this release because the Company has agreed to pay you money and other benefits to which you were not otherwise entitled under the Company’s policies, and has provided such other good and valuable consideration as specified herein. The Company has agreed to provide this money and other benefits because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement.
     7. Acknowledgements and Resignation Date. You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have been advised by the Company to consult with an attorney prior to executing this Agreement. The offer to accept the terms of the Agreement is open for twenty-one (21) calendar days from the date you receive the Agreement. You shall have the right to revoke this Agreement for a period of seven (7) calendar days following your execution of this Agreement, by giving written notice of such revocation to the Company. This Agreement shall not become effective until the eighth day following your execution of it (the “Effective Date”).
     8. Confidentiality. You agree to keep secret and strictly confidential the existence of this Agreement and further agree not to disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone other than members of your immediate family, and/or your tax advisors or attorneys, provided that those to whom you make such disclosure agree to keep said information confidential and not disclose it to others. The foregoing shall not prohibit disclosure (i) as may be ordered by any regulatory agency or court or as required by other lawful process, or (ii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement.
     9. Mutual Non-Disparagement. You agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any member of the Group, except for truthful statements that may be made pursuant to legal process, including without limitation in litigation, arbitration or similar dispute resolution proceedings. The Company agrees to instruct its senior officers and directors not to make or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on you, except for truthful statements that may be made pursuant to legal process, including without limitation in litigation, arbitration or similar dispute resolution proceedings.
     10. Injunctive Relief. The Company shall be entitled to have the provisions of Sections 3, 8, and 9 specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The remedies set forth in this Section 10 shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA. In the event you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith.
     11. Enforceability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
     12. No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
     13. Waiver. A failure of either you, the Company or any member of the Group to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.
     14. Notice. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when delivered as follows:

     If to the Company, to:
Salton, Inc.
1955 Field Court
Lake Forest, Illinois 60045
Attention: Marc Levenstein
Facsimile: (847) 803-8080
     With a copy to:
Sonnenschein Nath & Rosenthal LLP
8000 Sears Tower
Chicago, Illinois 60606
Attention: Neal Aizenstein, Esq.
Facsimile (312) 876-7934
     If to you, to your last known address on file with the Company or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto, provided however, that notice of change of address shall not be effective until actually received by the party notified of such change of address.
     15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their respective heirs, successors (whether by way of merger or otherwise) and assigns.
     16. Tax Withholding. You shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to you under this Agreement. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.
     17. Section 409A. If any payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant with Section 409A of the Internal Revenue Code, otherwise such payments or other benefits shall be restructured, to the extent reasonably practicable in a manner determined by the Company and reasonably acceptable to you, that is not intended to cause such an accelerated or additional tax.
     18. Agreement Execution. This Agreement may be executed on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.
     19. Governing Law The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of Delaware without regard to the principles of conflicts of laws of the State of Delaware or those of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.
     20. Dispute Resolution. The parties hereby (i) submit to the exclusive jurisdiction of the courts of the State of Illinois and the U.S. federal courts (sitting in Chicago, Illinois, and the U.S. federal courts in the Northern District of Illinois), (ii) consent that any such action or proceeding may be brought in any such venue, (iii) waive any objection that any such action or proceeding, if brought in any such venue, was brought in any inconvenient forum and agree not to claim the same, (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions, and (v) consent to service of process in accordance with Section 14 of this Agreement. Each party hereby waives any right such party may have to a jury trial in respect of any claim, suit, action or proceeding arising out of or relating to this Agreement.
     21. Legal Fees and Expenses. Within thirty (30) calendar days after the Resignation Date (provided you do not revoke this Agreement pursuant to Section 7), the Company shall pay your reasonable legal fees and expenses incurred in connection with the negotiation and drafting of this Agreement, up to a maximum of $20,000.
     22. Headings. The headings of the sections contained in this Agreement are for convenience of reference only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     23. Entire Agreement and Amendment. Except as otherwise specifically set forth herein, the terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

SALTON, INC.

By:	/s/ William Lutz

Date:	April 30, 2007

Agreed to and Accepted By:

/s/ Leon Dreimann
LEON DREIMANN

Date:	April 30, 2007